Illumina Board of Directors Elects Dr. Scott Gottlieb Chair,
Keith Meister to Join Board of Directors
Stephen MacMillan to retire from the Board
SAN DIEGO, March 25, 2025 /PRNewswire/ — Illumina, Inc. (NASDAQ: ILMN), a global leader in DNA sequencing and array-based technologies, today announced changes to its Board of Directors. Scott Gottlieb, MD, has been elected non-executive Chair of Illumina’s Board. Dr. Gottlieb has served on the Board of Directors since 2020. Additionally, Keith Meister, founder, Managing Partner, and Chief Investment Officer of Corvex Management, will join the Board of Directors on March 28, 2025. Stephen MacMillan, Chairman, President, and CEO of Hologic, who joined the Illumina Board in June 2023, has decided to retire from the board in preparation for the company’s upcoming annual meeting of shareholders.
“I’m honored to accept this role at Illumina, a company at the forefront of our rapidly evolving industry, whose groundbreaking innovations continue to transform patient opportunities and shape the field of genomics,” Dr. Gottlieb said. “I extend our gratitude to Steve for his dedication and commitment to Illumina, and I look forward to continuing to collaborate with the board and management team to advance the company’s mission and to drive profitable growth. We also welcome to the board Keith Meister, who brings experience as an investor in the field of genomics along with a strong record of supporting value creation for shareholders.”
Mr. MacMillan commented, “I am pleased with what Illumina has accomplished in advancing genomics and fostering groundbreaking innovations that have shaped our field, and I am grateful to the Board for entrusting me with the opportunity to contribute to this remarkable company. I leave with great confidence in the board and the management team. Their collective vision, leadership, and deep commitment to scientific progress give me every reason to believe they’ll continue—and indeed amplify—the transformative work we have set in motion.”
“I look forward to working with Illumina’s Board and strong management team,” Mr. Meister said. “Illumina has the right strategy to drive the expansion of its role in helping to shape the field of genomics and expand the application of these technologies for patient care, and I’m confident in Illumina’s ability to accelerate revenue growth and deliver value for shareholders.”
About Scott Gottlieb, MD
Scott Gottlieb was appointed to Illumina’s Board in February 2020. Dr. Gottlieb is a physician and served as the 23rd Commissioner of the U.S. Food and Drug Administration from 2017 to 2019. He is currently a Partner at the venture capital firm New Enterprise Associates and a Senior Fellow at the American Enterprise Institute for Public Policy Research. He serves as a director of the publicly traded companies Pfizer, Inc. and TempusAI, and is a member of the executive committee of the board of the Mount Sinai Medical System. Dr. Gottlieb is an elected member of the National Academy of Medicine.
About Keith Meister
Keith Meister is Managing Partner and Chief Investment Officer of Corvex Management LP, which he founded in December 2010. Mr. Meister currently serves on the boards of directors for MGM Resorts, GeneDx and Vestis. He is Chairman of the board of directors of the Harlem Children’s Zone and a member of the board of trustees for the American Museum of Natural History.

About Illumina
Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as a global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical, and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit www.illumina.com and connect with us on X, Facebook, LinkedIn, Instagram, TikTok, and YouTube.

Contacts
Investors:
Salli Schwartz
+1.858.291.6421
ir@illumina.com

Media:
Samantha Beal
pr@illumina.com

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